CONSENT IN LIEU OF SHAREHOLDERS' MEETING
(MAJORITY SHAREHOLDERS)
FLAMERET, INC.

Pursuant to the bylaws of the corporation and Wyoming statutes, we, the holders of the number of shares of stock of FLAMERET, Inc. set forth after our signatures, and as the holders of a majority of the outstanding shares of the voting stock of the Corporation entitled to vote at a meeting of shareholders, do hereby consent to the following action as approved in a resolution adopted by the Board of Directors in its WRITTEN CONSENT TO ACTION WITHOUT MEETING OF FLAMERET, INC. dated July 11, 2011. The text of the Board's resolution states:

RESOLVED, that the Company authorize and enact a 1 for 1,000 reverse split of its shares of Common Stock (the "reverse stock split"); and be it further

RESOLVED, that the record date and time of the reverse stock split be Friday, July 29, 2011 at 6:00 p.m. PDT; and be it further

RESOLVED, that both the effective date and time, and payable date and time, of the reverse stock split be Monday, August 1, 2011 at 6:00 a.m. PDT; and be it further

RESOLVED, that if, as a result of the reverse stock split, any shareholder holds a non-whole number of shares, that the shareholder be issued an additional fraction of a share sufficient to increase the number of shares held by the shareholder to the next whole number of shares; and be it further

RESOLVED, that the Company's secretary, Susan Allwork, send a conformed copy of this resolution to the Company's transfer agent, Island Stock Transfer, Inc.; and be it further

RESOLVED, that the reverse stock split will not in any way affect the stated par value or number of authorized shares or in any other way change, alter or otherwise amend the Company's Articles of Incorporation in the state of Wyoming, and that therefore no amendment to the Articles of Incorporation is required; and be it further

RESOLVED, that the directors of this Company are empowered and directed, in the name of and on behalf of the Company, to execute and sign this Resolution; and the officers and directors of the Company are empowered and directed in the name and on behalf of the Company to execute and deliver all documents, to make all payments, and to perform and otherwise act as necessary to carry out the purposes and intent of this Resolution, and all such acts and doings of the officers of the Company consistent with the purpose of this Resolution are hereby authorized, approved, ratified and confirmed in all respects.

IN WITNESS WHEREFORE, the undersigned, being the Majority Shareholder of FLAMERET, INC., has signed this consent on the date indicated below effective this 11th day of July, 2011.

Signature	Date	Number of Shares (%)
	July 11, 2011	10 Series A Pref. (100%)*

* Per the Company's bylaws, the Series A Preferred shares constitute 80% of the voting stock of the corporation.

CORPORATE CERTIFICATE OF AUTHENTICATION

I, Christopher Glover, do confirm that the above Shareholders' Consent to the above-described dividend is a valid, legally-binding document and authentic and true signature of the shareholder representing a majority of the outstanding shares able to vote on such matters.

Christopher Glover, President

15th July 2011
Date

Notarization:

Christopher John Langridge
Notary Public, Wallside House
12 Mount Ephraim Road
Tunbridge Wells. Kent
TN1 1EG England